STOCK PURCHASE AGREEMENT

     AGREEMENT made as of the 30th day of September, 1997 by and among Dobson Operating Company ("Buyer") and Associated TTI Limited Partnership and Hinton CATV Company, Inc. (each individually, a "Seller" and collectively, the "Sellers").

1. PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, Sellers hereby convey, sell, and assign to Buyer, and Buyer hereby purchases the shares of the common stock, par value $.01 per share, of Associated Telecommunications and Technologies, Inc., an Oklahoma corporation (the "Corporation") in the amounts set out opposite each Seller's name on SCHEDULE A hereto ("Sale Shares").

2. PURCHASE PRICE. The purchase price for the Sale Shares is Fourteen Million Two Hundred Twenty Two Thousand Four Hundred Seventy
   ($14,222,470) Dollars (the "Purchase Price"), which is being paid as provided in SECTION 3(B) of this Agreement.

3. CLOSING. The parties have executed or caused to be executed and delivered the following documents and have effected the following transactions contemporaneously with the execution and delivery of this Agreement ("Closing"):

     (a) Sellers have delivered to Buyer certificates representing the Sale Shares and a duly executed stock assignments separate from the certificates transferring the Sale Shares to Buyer; and

     (b) Buyer has delivered to each Seller good collected funds in the amount set out opposite its name on SCHEDULE A hereto, totaling Fourteen Million Two Hundred Twenty Two Thousand Four Hundred Seventy ($14,222,470) Dollars.

4. REPRESENTATIONS AND WARRANTIES OF SELLER. Each Seller individually represents and warrants to Buyer that:

    (a) Seller has full power, authority and capacity to execute this Agreement and perform the transactions required of it at the Closing.

    (b) Seller's execution, delivery and performance of this Agreement, and the execution and delivery of the documents delivered and transactions effected by it at the Closing violate no contract, agreement, order, judgment or the like that is binding on Seller or the enforcement of which is threatened by any pending or anticipated litigation, hearing or investigation.

    (c) Seller has not utilized any finder or broker in connection with this Agreement or the sale of the Sale Shares to Buyer.

    (d) Seller is the owner of record and the sole beneficial owner of the Sale Shares set out opposite its name on SCHEDULE A hereto.

    (e) The Sale Shares will be transferred to Buyer free and clear of all liens, encumbrances, security interests and claims of third parties.

5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers that:

    (a) Buyer has full power, authority and capacity to execute this Agreement and perform the transactions required of it at the Closing.

    (b) Buyer's execution, delivery and performance of this Agreement, and the execution and delivery of the documents delivered and transactions effected by it at the Closing violate no contract, agreement, order, judgment or the like that is binding on Buyer or the enforcement of which is threatened by any pending or anticipated litigation, hearing or investigation.

    (c) Buyer has not utilized any finder or broker in connection with this Agreement or the purchase of the Sale Shares from Sellers.

    (d) The Sale Shares are being acquired for Buyer's own account, and not with a view of their resale, distribution or division among others.

    (e) Buyer is aware of the business and financial condition of the Corporation, has been afforded access to the corporate and financial books and records of the Corporation and has no unanswered questions concerning the Corporation.

6. INDEMNIFICATION. Each Seller and Buyer agrees to defend, indemnify and hold harmless the other from and against any breach of the respective party's warranties and representations set forth above.

7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each party shall survive the Closing.

8. MISCELLANEOUS. This Agreement: (a) may be executed in any number of counterparts, each of which, when executed by both parties to this Agreement, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument;
   (b) shall be governed by and construed under the laws of the State of Oklahoma applicable to contracts made, accepted, and performed wholly within Oklahoma, without application of principles of conflicts of laws; (c) constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect; (d) may be amended, modified, or terminated, and any right under the Agreement may be waived in whole or in part, only by a writing signed by both parties;
   (e) contains headings only for convenience, which headings do not form part, and shall not be used in construction, of this Agreement; and (f) shall bind and inure to the benefit of the parties and their respective legal representatives, heirs, successors and assigns.

     [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                              SELLERS:

                              ASSOCIATED TTI LIMITED PARTNERSHIP


                              By:  EVERETT DOBSON
                              Name:  Everett Dobson
                              Title:   General Partner

                              Address:  13439 N. Broadway Extension
                                       Oklahoma City, OK  73114

                              HINTON CATV COMPANY, INC.


                              By:  KENNETH DAUGHTY
                              Name:  Kenneth Daughty
                              Title:  Secretary-Treasurer

                              Address:  P.O. Box 70
                                        Hinton, Oklahoma  73047

                              BUYER:

                              DOBSON OPERATING COMPANY


                              By:  EVERETT DOBSON
                              Name:  Everett Dobson
                              Title:    President

                              Address:  Dobson Operating Company
                                              13439 N. Broadway Extension
                                              Oklahoma City, OK 73114

                               SCHEDULE A


SELLER                                       NUMBER OF SALE SHARES


Associated TTI Limited Partnership                     670

Hinton CATV Company, Inc.                              330